Exhibit 99.1

International Textile Group
804 Green Valley Road
Greensboro, NC 27408

Contact: Delores Sides (336) 379-2903

International Textile Group, Inc. Completes Acquisition of BST Safety Textiles

April 2, 2007, Greensboro, NC – International Textile Group, Inc. (“ITG”)(OTCBB: ITXN) today announced that it has completed the previously announced acquisition of BST Safety Textiles (“BST”) from an affiliate of WL Ross & Co. LLC (“WL Ross”). BST will combine with the company’s Safety Components business and operate as part of ITG’s newly formed Automotive Safety business unit.

BST, based in Maulburg, Germany, is a leading international manufacturer of flat and one piece woven (“OPW”) fabrics for automotive air bags as well as narrow fabrics for seat belts and military and technical uses. BST operates seven facilities located in the United States, Germany and Poland. BST employs approximately 1,250 people worldwide. BST had 2006 net sales of approximately $270 million.

Joseph L. Gorga, President & CEO of ITG, said, “We are excited to have completed the purchase of BST. The global leadership position and product expertise of the combined BST and Safety Components establish a new powerhouse in the automotive safety components industry and create exciting growth opportunities for ITG. The integration of these companies is underway and moving at an aggressive pace.”

International Textile Group Inc. is a global, diversified textile manufacturer that produces automotive safety, apparel, government uniform, technical and specialty textiles. ITG was formed by WL Ross in 2004 and operates five primary business units: Automotive Safety, Cone Denim, Burlington Worldwide (apparel fabrics), Burlington House (interior fabrics) and Carlisle Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, and are based on management’s current beliefs. Forward looking statements involve a number of risks and uncertainties, including changes to the facts or assumptions underlying these statements. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include changes in general economic conditions, downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

# # #